                                                                  EXHIBIT (h)(2)

                       FUND ACCOUNTING SERVICING AGREEMENT

         THIS AGREEMENT is made and entered into as of this 1st day of October, 2004, by and between THE KENSINGTON FUNDS, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

         WHEREAS, USBFS is, among other things, in the business of providing mutual fund accounting services to investment companies; and

         WHEREAS, the Trust desires to retain USBFS to provide accounting services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a "Fund", collectively the "Funds").

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       APPOINTMENT OF USBFS AS FUND ACCOUNTANT

         The Trust hereby appoints USBFS as fund accountant of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.       SERVICES AND DUTIES OF USBFS

         USBFS shall provide the following fund accounting services for the Funds, including but not limited to:

         A.       Portfolio Accounting Services:

                  (1) Maintain portfolio records on a trade date+1 basis using security trade information communicated from the investment adviser.

                  (2) For each valuation date, obtain prices from a pricing source approved by the Board of Trustees of the Trust (the "Board of Trustees" or the "Trustees") and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.



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

                  (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

                  (4) Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

         B.       Expense Accrual and Payment Services:

                  (1) For each valuation date, calculate the expense accrual amounts as directed by the Trust as to methodology, rate or dollar amount.

                  (2) Record payments for Fund expenses upon receipt of written authorization from the Trust.

                  (3) Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Trust.

                  (4)      Provide expense accrual and payment reporting.

         C.       Fund Valuation and Financial Reporting Services:

                  (1) Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund's transfer agent on a timely basis.

                  (2) Apply equalization accounting as directed by the Trust.

                  (3) Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

                  (4) Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

                  (5) Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund's Prospectus.

                  (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

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

                  (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

                  (8) Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

         D.       Tax Accounting Services:

                  (1) Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for IRS-defined regulated investment companies.

                  (2) Maintain tax lot detail for the Fund's investment portfolio.

                  (3) Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Trust.

                  (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the Fund's transfer agent to support tax reporting to the shareholders.

         E.       Compliance Control Services:

                  (1) Support reporting to regulatory bodies and support financial statement preparation by making the Fund's accounting records available to the Trust, the Securities and Exchange Commission (the "SEC"), and the outside auditors.

                  (2) Maintain accounting records according to the 1940 Act and regulations provided thereunder.

         F. USBFS will perform the following accounting functions on a daily basis:

                  (1) Reconcile cash and investment balances of each Fund with the Fund's custodian, and provide the Fund's investment adviser with the beginning cash balance available for investment purposes.

                  (2) Transmit or mail a copy of the portfolio valuation to the Fund's investment adviser.

                  (3) Review the impact of current day's activity on a per share basis, and review changes in market value.

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

         G.       In addition, USBFS will:

                  (1)      Prepare monthly security transactions listings.

                  (2) Supply various Trust, Fund and class statistical data as requested by the Trust on an ongoing basis.

3.       PRICING OF SECURITIES

         For each valuation date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by the Board of Trustees and apply those prices to the portfolio positions of the Fund. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

         If the Trust desires to provide a price that varies from the pricing source, the Trust shall promptly notify and supply USBFS with the valuation of any such security on each valuation date. All pricing changes made by the Trust will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

4.       CHANGES IN ACCOUNTING PROCEDURES

         Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon written receipt and acceptance by USBFS.

5.       CHANGES IN EQUIPMENT, SYSTEMS, SERVICE, ETC.

         USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Trust under this Agreement.

6.       COMPENSATION

         USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Trust shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of the assets and property of the particular Fund involved.

7.       INDEMNIFICATION; LIMITATION OF LIABILITY

         A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or
                  (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Trustees.

                  USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

                  In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS's control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

                  Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

         B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

8.       PROPRIETARY AND CONFIDENTIAL INFORMATION

         USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

         Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Trust's shareholders to any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

9.       TERM OF AGREEMENT; AMENDMENT

         This Agreement shall become effective as of the date first written above and will continue in effect for a period of two years, after which this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Subsequent to the initial two-year term, this Agreement will renew automatically for an annual period. However, this Agreement may be amended by mutual written consent of the parties. At any point during the term of this Agreement, should the Trust determine that as a result of a corporate sale or merger of USBFS or any regulatory action, sanction or investigation that is reasonably deemed by the Trust to be harmful or unfavorable to the Trust, this agreement will terminate and the expense of the transfer of all relevant books, records, correspondence and other data to a successor shall be at the expense of USBFS.


10.      RECORDS

         USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

11.      GOVERNING LAW

         This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

12.      DUTIES IN THE EVENT OF TERMINATION

         In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records and other data by such successor.

13.      NO AGENCY RELATIONSHIP

         Nothing herein contained shall be deemed to authorize or empower USBFS to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

14.      DATA NECESSARY TO PERFORM SERVICES

         The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

15.      NOTIFICATION OF ERROR

         The Trust will notify USBFS of any discrepancy between USBFS and the Trust, including, but not limited to, failing to account for a security position in the fund's portfolio, by the later of: within three (3) business days after receipt of any reports rendered by USBFS to the Trust; within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

16.      ASSIGNMENT; CHANGE IN CONTROL

         This Agreement may not be assigned by either party without the prior written consent of the other party. Accordingly, this Agreement shall not be assigned upon the transfer, assignment, or corporate sale or merger of either party without the prior written consent of the other party.

17.      NOTICES

         Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

         Notice to USBFS shall be sent to:

                           U.S. Bancorp Fund Services, LLC
                           615 East Michigan Street
                           Milwaukee, WI  53202
         and notice to the Trust shall be sent to:

                 The Kensington Funds
                 4 Orinda Way, Suite 200C
                 Orinda, California  94563

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

THE KENSINGTON FUNDS                      U.S. BANCORP FUND SERVICES, LLC


By:                                       By:
   ------------------------------            --------------------------------
         John P. Kramer                          Joe D. Redwine
Title:   President                        Title: President

                                    EXHIBIT A
                                     TO THE
                       FUND ACCOUNTING SERVICING AGREEMENT

                                   FUND NAMES


                     SEPARATE SERIES OF THE KENSINGTON FUNDS

                                 Name of Series

                        Kensington Strategic Realty Fund
                          Kensington Select Income Fund
                     Kensington Real Estate Securities Fund

                                    EXHIBIT B

                              THE KENSINGTON FUNDS
        TRANSFER AGENCY, FUND ACCOUNTING AND FUND ADMINISTRATION SERVICES
                               ANNUAL FEE SCHEDULE
--------------------------------------------------------------------------------

         The following is a combined fee schedule for all services provided by U.S. Bancorp Fund Services LLC to The Kensington Funds.

ANNUAL FEE BASED ON TOTAL ASSETS OF THE FUND COMPLEX UP TO 4 FUNDS AND CLASSES

12 BASIS POINTS ON THE FIRST $1.25 BILLION
8 BASIS POINTS TO THE NEXT $1.75 BILLION
6 BASIS POINTS THEREAFTER
--------------------------------------------------------------------------------


OUT OF POCKET COSTS INCLUDED IN BASIS POINTS                  OUT OF POCKETS AND FUND COSTS NOT INCLUDED IN BASIS POINTS
SERVICE FEE                                                   SERVICE FEE
---------------------------------------------------           -----------------------------------------------------------------
- Shareholder Communication Stationery
    o  Statements, confirms, etc.                             - Printing of Prospectus, Annual/semi Reports, Advertising
    o  Postage                                                  and Sales Materials
- Shareholder Mailing and Inserting                           - Independent Legal and Audit
- NSCC - Fund/SERV, Networking Services                       - Insurance and Registration Fees
- Shareholder Web Access (FanWeb)                             - Board Member compensation and travel expenses
    o  set up/maintenance/activity                            - Proxies and Proxies Services
- Financial Advisor/Broker Web Access (Vision)                - Literature Fulfillment Service
    o  inquiry/transactions activity                          - Marketing/Sales - internal wholesaling
- Voice Response Services                                     - Licensing of Investment Advisor's Staff
    o  account inquiry/maintenance/ transactions                  o  $1,500 per year per registered representative.
- Banking Services                                            - Engagement of designers, free-lance writers and public
    o  Draft Checking, ACH Cost                                   relations firms
- 800 Telephone Service Cost
- Anti-Money Laundering Service
- E-Delivery Statements/Compliance
- Security Pricing
- Corporate Action Services
- Manual Security Pricing
    - EDGAR filings, retention of records
    - US Bancorp Employee Board Meeting Travel                 ADDITIONAL FUNDS:  Annual Fee Schedule to be
                                                               re-negotiated.
- Adhoc reports
- Advertising Compliance Review/NASD Filings
- On-line internet access to U.S. Bancorp systems
  (TA 200, COLD, Image, Report Source, Vision,                 EFFECTIVE PERIOD FOR FEE SCHEDULE:  2 years for all
   Fund Accounting)                                            services, with an option to extend the contract for an
- Sales Reporting                                              additional 3 years, provided the average account size is
- Licensing of registered representatives up to 10.            greater than $20,000.
- short term trading system and support

                                                              SET-UP AND CONVERSION COST:  None

--------------------------------------------------------------------------------------------------------------------------

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